                    SOFTWARE LICENSE AND CONSULTING AGREEMENT


         This Software License and Consulting Agreement (this "Agreement") is made and entered into as of the 30th day of June, 2000 by and between HealthAxis.com, Inc., a Pennsylvania corporation ("HealthAxis"), and Digital Insurance, Inc., a Delaware corporation ("Digital").

         WHEREAS, pursuant to the terms of that certain Asset Purchase Agreement (herein so called) dated June 30, 2000, executed by HealthAxis and Digital, Digital has closed on the purchase of various assets from HealthAxis simultaneously with the execution of this Agreement, which assets will be utilized by Digital in and in connection with its operation of an internet based health insurance sales agency; and

         WHEREAS, in accordance with the Asset Purchase Agreement, Digital desires to license various software from HealthAxis and to engage HealthAxis to provide professional services in connection therewith, and HealthAxis desires to license back from Digital certain rights with respect to certain intellectual property which is being sold to Digital under the Asset Purchase Agreement, all as more particularly provided hereinbelow.

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and in the Asset Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged and confessed, HealthAxis and Digital do hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         The following definitions shall apply for the purposes of this Agreement. All other capitalized terms as used herein shall have the meanings specified in this Agreement.

         1.1 Retail Presentation Layer Rights. The term "Retail Presentation Layer Rights" shall mean versions 1.0, 2.0 and 3.0 of the HealthAxis user interface which has been developed by HealthAxis as provided below, which have been sold by HealthAxis to Digital simultaneously herewith pursuant to the Asset Purchase Agreement. The Retail Presentation Layer Rights consist of all intellectual property rights developed by HealthAxis specifically for support of an internet web site user interface through which health insurance products may be reviewed, compared, quoted, applied for and purchased by individuals and small groups, as well as the co-branding interface designed to support affinity partnership arrangements, and consist of the interface and graphic design, user interface information architecture flow, data exclusive to the Retail Presentation Layer, reusable template designs, and active server page templates. The version 3.0 Retail Presentation Layer Rights are more specifically described in Part I of the technical document attached hereto as Exhibit "A" and incorporated herein by reference, and do not include the Non-Retail Presentation Layer Software and Other Common Modules or any of the Non-Licensed Software.


Digital/HealthAxis - Page 1
Software License and Consulting Agreement


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         1.2 Non-Retail Presentation Layer Software and Other Common Modules.
The term "Non-Retail Presentation Layer Software and Other Common Modules" shall mean (i) the HealthAxis version 3.0 employee/employer self service functional presentation layer software which allows purchasers of certain types of policies to check the status of policies and related information and submit changes through the internet, (ii) all common presentation layer software modules developed by HealthAxis for use in connection with the Retail Presentation Layer Rights and/or any other user interface, including, but not limited to, dynamic content engine, dynamic forms engine, plan definition system, rate rules and rate datamart, security module, page rendering engine, personal space engine, event/bounty tracking engine, and data warehouse, (iii) the messaging engine, and (iv) all global services modules including, without limitation, the workflow engine, rating engine, electronic output module and electronic pay module. The Non-Retail Presentation Layer Software and Other Common Modules includes any and all modifications, enhancements and future revisions of such software, regardless of the form in which they are made available, which shall be provided by HealthAxis to Digital pursuant to this Agreement. The Non-Retail Presentation Layer Software and Other Common Modules are more specifically described in Part II of the technical document attached hereto as Exhibit "A", and do not include the Retail Presentation Layer Rights or any of the Non-Licensed Software.

         1.3 Non-Licensed Software. The term "Non-Licensed Software" means any and all other functional presentation layer software developed by HealthAxis and used in connection with Internet offerings and common modules, including, but not limited to, all provider service modules, agent/broker service modules, large group enrollment and defined contribution modules, and Customer Service Representative modules, together with any and all other HealthAxis proprietary software solutions not expressly licensed to Digital pursuant to this Agreement.

         1.4 Software Rights. The term "Software Rights" means the Retail Presentation Layer Rights and the Non-Retail Presentation Software and Other Common Modules.

                                   ARTICLE II
                        LICENSE AND AGREEMENTS REGARDING
                      THE RETAIL PRESENTATION LAYER RIGHTS

         Ownership of the Retail Presentation Layer Rights have been transferred by HealthAxis to Digital simultaneously herewith pursuant to the Asset Purchase Agreement. HealthAxis and Digital hereby agree to the following terms and conditions with regard to the licensing of the Retail Presentation Layer Rights by Digital to HealthAxis and the use thereof by HealthAxis:

         2.1 Grant of License to Retail Presentation Layer Rights. Digital does hereby grant to HealthAxis a perpetual, royalty-free, fully paid up, non-exclusive license to use, reproduce, modify, enhance, distribute, and sublicense the Retail Presentation Layer Rights solely for the purposes permitted in Section 2.2 below.

         2.2 Restrictions and Permitted Uses of the Retail Presentation Layer Rights by HealthAxis. HealthAxis shall not have any right to license, sublicense, or use the Retail Presentation Layer Rights (or any software or website having a "look and feel" of the Retail Presentation Layer Rights) anywhere in the world except solely for the following limited uses (referred to as "Carveouts"):

Digital/HealthAxis - Page 2
Software License and Consulting Agreement

                  (a) for use by an agent network or brokerage network, whether acting independently or as a "captive" on behalf of any "Carrier Parties" (as hereafter defined) to access a password protected URL to facilitate only direct face-to-face sales by broker/agent personnel; provided, however, that it is understood and agreed that HealthAxis shall not be entitled to use the "look and feel" of the Retail Presentation Layer Rights to enable any independent broker, agent or brokerage network to sell any of its insurance product offerings directly to anyone over the Internet or which gives anyone access to such URL (except for the above stated broker/agent personnel);

                  (b) for use by HealthAxis or any affiliate or HealthAxis licensee in establishing a website offering health insurance product sales in continental Europe (including the United Kingdom), Asia and/or Latin America serving carriers and residents located in such geographic areas;

                  (c) for use by HealthAxis in connection with the special projects of Carrier Parties specifically described in Schedule 2 hereto;

                  (d) for use with large group applications including defined contribution plans; and

                  (e) for use in support of any internet-based carrier direct private exchange for an insurance carrier selling substantially all of its own health insurance products directly to consumers when used with the Non-Retail Presentation Layer Software and Common Modules and/or any Non-Licensed Software.

         For purposes hereof, the term "Carrier Parties" means any licensed insurance carrier offering health insurance products to individuals or small groups.

         For purposes hereof, the term "look and feel" shall mean the specific graphical representations presented to site users through the templates included in the Retail Presentation Layer Rights as shown in Exhibit A, which present the user with the same, or substantially the same, health insurance e-shopping experience and user interface, including, but not limited to, the shop by price, shop by company or shop by benefit or other expression of the selection, organization, and presentation of the user visible functions. Digital makes no representation or warranty of any kind to HealthAxis with respect to the Retail Presentation Layer Rights.

         2.3 Restrictions and Permitted Uses of the Retail Presentation Layer Rights by Digital. In no event shall Digital distribute or license the Retail Presentation Layer Rights to the parties listed on Schedule 1 attached hereto. The license granted by Digital to HealthAxis in Section 2.1 above is non-exclusive, and except as expressly provided in the preceding sentence, there are no restrictions on Digital's ownership rights or rights to use, license and/or distribute the Retail Presentation Layer Rights and there are no restrictions on Digital's right to compete in any of the Carveout businesses or areas.

Digital/HealthAxis - Page 3
Software License and Consulting Agreement

                                   ARTICLE III
                        LICENSE AND AGREEMENTS REGARDING
                   THE NON-RETAIL PRESENTATION LAYER SOFTWARE
                            AND OTHER COMMON MODULES

         HealthAxis and Digital hereby agree to the following terms and conditions with regard to the licensing and use of the Non-Retail Presentation Layer Software and Other Common Modules:

         3.1 Grant of License to Non-Retail Presentation Layer Software and Other Common Modules. HealthAxis does hereby grant to Digital a worldwide, perpetual, royalty-free, license to use, reproduce, modify, enhance, and make derivative works of the Non-Retail Presentation Layer Software and Other Common Modules, in all cases solely for use in and in connection with the establishment and operation of the Internet insurance agency to be owned and operated by Digital. The license granted in this Section 3.1 includes both the source and object code versions of the Non-Retail Presentation Layer Software and Other Common Modules, and shall be non-exclusive; provided however, that until Digital has paid the License Fees in full as provided in this Agreement, no source code will be delivered to Digital but will instead be held in escrow pursuant to
Section 3.2 below. Except as otherwise provided in Section 8.3, Digital shall have no right to sublicense or otherwise distribute the Non-Retail Presentation Layer Software and Other Common Modules.

         3.2 Source Code Escrow. In order to assure that Digital and various other HealthAxis licensees will have access to the source code for the Non-Retail Presentation Layer Software and Other Common Modules in the event of HealthAxis' ceasing its business (whether voluntarily or involuntarily) without provision for a successor to continue such business, HealthAxis has deposited, and will deposit from time to time, the source code in accordance with an Escrow Agreement (herein so called) previously entered into between HealthAxis and Fort Knox Escrow Services, Inc. (the "Escrow Agent"), a copy of which Escrow Agreement has been provided to Digital. The following provisions shall govern with respect to the source code escrow:

                  (i) HealthAxis will add Digital to the list of beneficiaries under the Escrow Agreement;

                  (ii) HealthAxis will update the source code deposit at least semi-annually;

                  (iii) Conditions for release of the source code of the escrowed software to beneficiaries pursuant to the Escrow Agreement shall include (A) in the event HealthAxis ceases conducting business in the normal course (and does not provide for a successor to continue such business), or (B) HealthAxis institutes any proceedings for the winding up, termination and liquidation of its business, or (C) Digital provides written certification to Escrow Agent certifying such facts which is not contested within the time specified in the Escrow Agreement;

                  (iv) In the event the source code is released to Digital from escrow under the terms of the Escrow Agreement, Digital's use of the source code shall be limited to the uses of the license granted under Article III hereof;

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Software License and Consulting Agreement

                  (v) HealthAxis may elect at any time, after written notice to Digital, to replace the Escrow Agent with another reputable, independent escrow firm reasonably selected by HealthAxis;

                  (vi) HealthAxis shall be responsible for all expenses under the Escrow Agreement;

                  (vii) The Escrow Agreement shall not be modified or terminated in any way that affects Digital's rights hereunder without Digital's prior written consent; or

                  (vii) HealthAxis shall provide Digital with written certificates of all updates and changes with respect to the source code deposited with the Escrow Agent.

         3.3 Non-Disclosure of Source Code. Upon payment in full of the License Fees, HealthAxis will (upon written request of Digital) release the source code for the Non-Retail Presentation Layer Software and Other Common Modules to Digital, and Digital will be removed as a beneficiary under the Escrow Agreement. Digital shall not have the right to sublicense, deliver, distribute or otherwise disclose the source code version of the Non-Retail Presentation Layer Software and Other Common Modules to any third party whatsoever, except for disclosure (under the conditions set forth in the following sentences of this Section 3.3) to Digital's employees and independent contractors who need access thereto to analyze or modify the same and except as permitted under
Section 8.3 hereof. Digital agrees to take appropriate action by instruction, agreement, or otherwise, with any employees or independent contractors who are permitted access to the source code to inform such persons of the confidential and proprietary nature thereof, and to have appropriate agreements with Digital's employees or independent contractors to satisfy Digital's obligations under this Agreement with respect to use, copying, modification, protection, and security of the source code. In the case of any independent contractors which are provided access to the source code, Digital shall use a form of confidentiality and non-disclosure agreement which has been pre-approved in writing by HealthAxis, and which shall provide, among other things, that HealthAxis is either (i) a named third-party beneficiary of the agreement, or
(ii) a direct party to the agreement. HealthAxis will not unreasonably withhold or delay its consent to, or joinder in, any such confidentiality and non-disclosure agreement, and will provide any specific objections to a proposed from of such agreement within two (2) business days of receipt of same. Digital agrees to immediately report to HealthAxis any and all breaches of the confidential nature of the source code (of which it has actual knowledge) committed by its employees, agents, or other persons and agrees to cooperate reasonably with HealthAxis in the event any dispute or litigation arises concerning the matters covered in this Section 3.2.

                                   ARTICLE IV
                                   LICENSE FEE


         4.1 License Fee and Payment. In consideration of grant of the license by HealthAxis as provided in Article III hereof, Digital shall pay to HealthAxis

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Software License and Consulting Agreement
a License Fee (herein so called) in the total amount of Three Million Dollars ($3,000,000.00) which shall be payable in ten quarterly installments, each in the amount of Three Hundred Thousand Dollars ($300,000.00) plus interest accrued on the entire unpaid balance of the License Fee at the prime rate of interest as published in the money rates table of the Wall Street Journal (set originally as of June 30, 2000, and adjusted as of the first business day of each quarter based on the published rate on that date, commencing October 2, 2000) with the first quarterly payment being due and payable on October 2, 2000, and each subsequent installment being due and payable on the first business day of each successive calendar quarter until the balance has been paid in full with interest as provided herein.

                                    ARTICLE V
                              PROFESSIONAL SERVICES

         5.1 Description of Services. During the "Services Term" of this Agreement as specified in Article VII hereof, HealthAxis agrees to provide Digital with the following design, consulting, development, integration, operations and maintenance services (collectively, the "Services"):

                  (a) ACompletion Services" defined as all software design and development services to complete the design, testing and implementation of version 3.0 of the Retail Presentation Layer Rights and the specified functionalities of version 3.0 of the Non-Retail Presentation Layer Software and Other Common Modules according to the functionalities and timetables set forth in Schedule 4 hereto and Exhibit A hereto;

                  (b) AWebsite Hosting Services" defined to include services necessary and appropriate; and which are requested by Digital from time to time in order to (i) establish and maintain the Internet insurance agency to be operated by Digital using the Retail Presentation Layer Rights and the Non-Retail Presentation Layer Software and Other Common Modules, (ii) operate Digital's Internet insurance agency under the HealthAxis name using the version
2.0 Retail Presentation Layer Rights and related software currently utilized by HealthAxis in the operation of the HealthAxis Internet insurance agency which is being sold to Digital pursuant to the Asset Purchase Agreement; (iii) facilitate the conversion from version 2.0 to version 3.0 of the retail web site, the migration of all data in connection therewith, and the relocation of the web hosting servers from the current California site to the Dallas, Texas site which will be the host site for the 3.0 version of the Retail Presentation Layer Rights which will be operated under Digital's name; (iv) assist in any new carrier partner and affinity partner integrations; and (v) assist in the implementation of the Non-Retail Presentation Layer Software and Other Common Modules on the Digital Internet insurance agency web site;

                  (c) "Additional Services" defined to include services necessary and appropriate to assist in enhancing and modifying the Retail Presentation Layer Rights and Non-Retail Presentation Layer Software and Other Common Modules as may be requested by Digital, and to undertake any additional assignments which Digital may request.


Digital/HealthAxis - Page 6
Software License and Consulting Agreement

         5.2 Performance of Services. The Services shall be performed by HealthAxis in a good and workmanlike manner and in such manner and using such qualified and experienced labor and other resources as HealthAxis determines are reasonably necessary or advisable from time to time. Unless otherwise agreed by the parties, all Services will be provided and managed using the HealthAxis Insur-Method project management methodology. HealthAxis' sole obligation shall be to use reasonable and good faith efforts in accordance with industry standards to complete the Services in accordance with project specifications and requirements provided by Digital and as otherwise requested by Digital from time to time. Except as provided herein, HealthAxis has not made, and does not make, any representation, warranty or guaranty as to the amount of time or labor which may be necessary to complete all or any portion of the Services, or with regard to any scheduled or proposed delivery or completion date or dates. Digital expressly acknowledges and agrees that, subject to the terms hereof, HealthAxis shall be compensated on the time and materials basis provided in this Agreement for all Services rendered, including all Services necessary to correct any bugs, defects, hardware problems, compatibility issues, and any and all other workarounds as HealthAxis deems necessary to meet Digital's project specifications as they may be amended or modified by Digital from time to time.

         5.3 Third-Party Hardware, Software And Equipment. To the extent the Services include acquisition and installation of third-party hardware, software and/or equipment, Digital acknowledges and agrees that the specific manufacturers and vendors are to be selected by Digital with consultation from HealthAxis, and that HealthAxis makes no representation or warranty whatsoever with respect to any such third-party hardware, software and/or equipment other than to integrate and install same with a view toward compliance with the project specifications. Digital agrees to look solely to the manufacturers of such hardware, software and/or equipment with regard to any and all defects, bugs or similar items whether such hardware, software and/or equipment is acquired by HealthAxis on behalf of Digital, or is acquired by Digital directly, and agrees to hold HealthAxis harmless therefrom. Upon request of Digital, HealthAxis will assist Digital in obtaining any such warranty service and all time so expended by HealthAxis shall be compensated at the rates specified herein.

         5.4 Service Fees; Minimum Commitment. In consideration of the Services, Digital agrees to pay HealthAxis the Service Fees (herein so called) as specified in this Section 5.4 as follows:

                  (a) During the initial twelve (12) month period following execution of this Agreement, HealthAxis will dedicate the professional resources listed on Schedule 3 attached hereto exclusively to the performance of the Services. During such twelve (12) month period, Digital agrees to pay HealthAxis Two Hundred Fifty Thousand Dollars ($250,000.00) per month in Service Fees for such dedicated resources. If, in any month, the actual Service Fees for such month (calculated on the basis described in Section 5.4(b) below) shall be less than $250,000, the difference may be carried over by Digital and utilized as a credit against any Service Fees exceeding $250,000 in any subsequent month. This level of resources and Service Fees represent guaranteed minimum commitments by both parties during such period. Following the expiration of the initial twelve
(12) month period, all Service Fees shall be determined as provided in Section 5.4(b) below.

                  (b) To the extent Digital requests Services which require resources in excess of the dedicated resources listed in Schedule 3 during the initial twelve (12) month period, and for all Services performed following the expiration thereof, Digital agrees to pay HealthAxis Service Fees for all such Services in accordance with Part II of Schedule 3 attached hereto for all professional services utilized in providing such Services.

Digital/HealthAxis - Page 7
Software License and Consulting Agreement

         5.5 Billing and Payment. HealthAxis will invoice Digital on a monthly basis for all Service Fees and other amounts due pursuant to this Agreement. In connection therewith, HealthAxis shall have each employee accurately track and report their time regarding all Services performed, and shall submit detailed reports regarding same with each invoice. Payment on all invoices shall be due net 30 days. All late payments shall bear interest at the rate of 15 % per annum or the maximum lawful rate, whichever is less, and HealthAxis reserves the right to suspend work if the undisputed portion of any payment is more than thirty
(30) days past due.

         5.6 Expenses. In addition to payment of the Service Fees, Digital shall reimburse HealthAxis for the following out-of-pocket costs actually incurred by
HealthAxis: (i) all reasonable travel and incidental expenses actually incurred in connection with performance of the Services, (ii) any sales, use or excise taxes which arise in connection with, or as a result of any Services or other items provided pursuant to this Agreement; (iii) all shipping, handling or similar costs for delivery of hardware, software and/or equipment ordered by Digital; (iv) all costs incurred by HealthAxis (after approval from Digital) regarding any site modifications to Digital's facilities which may be required to ensure proper installation and/or operation of any hardware, software and/or equipment; and (v) any and all other costs incurred by HealthAxis and approved in advance by Digital related to performance of the Services. Notwithstanding the foregoing, HealthAxis is responsible for all of its general overhead and general operating expenses and all labor costs and benefits associated with providing the Services. In addition, Digital shall be responsible for payment of its proportionate share of the costs and expenses pursuant to any cost sharing arrangements the parties may agree upon from time to time for data center expense sharing, email system charges, or other similar arrangements and Digital shall bear its proportionate cost of incremental telecommunications costs relating to operation of Digital's website, the initial agreed upon details of which are specified on Schedule 5 hereto.

         5.7 Selection Of Employees. HealthAxis shall designate the individual employee(s) who shall perform the Services from time to time; provided such individuals shall be experienced and qualified as to the Services performed by such individuals. The employees who are initially designated by HealthAxis to perform the dedicated minimum level of Services are set forth on Schedule 3 attached hereto. In the event that Digital, at any time and in its sole discretion, deems any employee designated by HealthAxis unsuitable for the performance of Services, Digital shall advise HealthAxis of such determination, and HealthAxis shall immediately remove such employee and use its best efforts to provide a replacement employee acceptable to Digital to perform such Services as soon as is reasonably practical, all factors considered, including availability of additional qualified employees and pre-existing commitments.


Digital/HealthAxis - Page 8
Software License and Consulting Agreement

         5.8 No Hire Agreement. Subject to Section 5.9 below, in the absence of written consent from HealthAxis or Digital (the "Affected Party"), for a period of twelve (12) months after expiration or termination of the Service Term of this Agreement, the other party (the "Soliciting Party") agrees not to hire any person who, during the year immediately preceding such hiring, has been an employee of the Affected Party. Unless otherwise agreed to in writing by the Affected Party, in the event the Soliciting Party hires any employee in violation of this Section, the Soliciting Party agrees to pay the Affected Party, as liquidated damages, a lump sum equal to twelve (12) months pay for each hired employee at the rate paid by the Affected Party for the last full month of such person's employment with the Affected Party.

         5.9 Repatriation by Digital. In the event HealthAxis fails to perform the Services in accordance with the Service Levels (herein so called) as specified in Schedule 6 attached hereto, or the Software Rights fail to provide the functionality as specified in Exhibit A, and such failure continues for a period of thirty (30) days following written notice from Digital to HealthAxis specifying the failure in detail sufficient for HealthAxis to cure same, or if the Digital website is unavailable for more than 48 hours, or if an urgent fault (as defined in Schedule 6 hereto) which adversely affects in a material way Digital's ability to conduct commerce over Digital's website exists for more than 48 hours, then in any such case Digital shall be entitled, by written notice given within fifteen (15) business days after the occurrence of any such event, to elect to repatriate the Services in accordance with this Section 5.9 as follows:

                  (a) Digital shall have the right to make offers of employment to HealthAxis personnel which have devoted working time during the then most recent three (3) month period to the Services being provided to Digital, and HealthAxis shall not make counter-offers to any such personnel; provided, however that Digital may not employ more than fourteen of such HealthAxis personnel; and

                  (b) If at least three (3) such HealthAxis personnel do not elect to accept an offer from Digital, then HealthAxis agrees that up to three
(3) Digital employees shall be entitled to receive such training as Digital deems appropriate at the HealthAxis facilities as part of the Services.

         At Digital's request, HealthAxis will also provide migration services as provided in Section 7.5 as part of any repatriation undertaken pursuant to this Section 5.9.

                                   ARTICLE VI
                          REPRESENTATIONS, WARRANTIES
                              AND OTHER AGREEMENTS

         6.1      Warranties and Disclaimers.

                  (a) HealthAxis hereby represents and warrants that HealthAxis has and will have good, valid and merchantable title to the Non-Retail Presentation Layer Software and Other Common Modules and, subject to the limitations on the maximum amount of liability as set forth in Article XVI of the Asset Purchase Agreement, agrees to indemnify and hold Digital harmless from any and all damages, liability, loss, costs or expenses, including, but not limited to, reasonable attorney's fees, arising out of or resulting from any actual patent, copyright, trade secret, infringement or other claim or action against Digital regarding the Non-Retail Presentation Layer Software and Other Common Modules.


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                  (b) Digital hereby acknowledges that version 3.0 of the Retail
Presentation Layer Rights and certain modules of the Non-Retail Presentation Layer Software and Other Common Modules are currently in various stages of development, and that until completion and final testing, these software items will not be available to Digital; HealthAxis hereby represents and warrants to deliver releases thereof according to the timetable set forth in Schedule 4 and that such releases will substantially conform to the requirements and contain the functionality described in Exhibit A attached hereto. Simultaneously with each release or update of the Retail Presentation Layer Rights, HealthAxis shall convey and assign to Digital, without additional consideration, good, valid and merchantable title to all "Proprietary Rights" (as defined in the Asset Purchase Agreement) with respect to each such release or update (including, without limitation, any applicable source code, object and/or documentation relating thereto), free and clear of all "Liens" (as defined in the Asset Purchase Agreement). Digital acknowledges that the software products being conveyed and/or licensed herein are of such complexity that they will likely contain bugs and defects which do not manifest themselves during HealthAxis's testing or during any testing performed by Digital, and that as HealthAxis's sole liability, and as Digital's sole remedy, HealthAxis will use its best efforts as part of the Services to correct documented bugs and defects as they are discovered from time to time. Notwithstanding the foregoing, HealthAxis guarantees that the cost of developing, testing and implementing the Software Rights according to the specifications and functionality specified in Exhibit A shall not exceed the $250,000 per month payable by Digital pursuant to Section
5.4 hereof.

                  (c) Digital acknowledges that the Services to be provided are of such complexity that it is impossible to ensure against bugs or defects, including bugs or defects which do not manifest themselves during HealthAxis's performance of the Services or Digital's testing of the systems; however except for bugs arising in connection with the Additional Services which HealthAxis shall use its best efforts to correct, HealthAxis will fix all bugs relating to the Software Rights.

                  (d) Digital does hereby represent and warrant that Digital has and will have title to all hardware, software and equipment to be provided by Digital to HealthAxis for use in connection with the Services, and does hereby indemnify and hold HealthAxis harmless from any and all damages, liability, loss, costs or expenses, including, but not limited to, reasonable attorney's fees, arising out of or resulting from any use by HealthAxis of such hardware, software and equipment, including, but not limited to, any such damages, liability, loss, costs or expenses resulting from any actual patent, copyright or trade secret infringement claim or action.

                  (e) HealthAxis warrants that the functionality of the Software Rights does not require in any respects any use of the Non-Licensed Software.

         6.2 Title; Copyright; and Subsequent Use and Licensing by HealthAxis. Subject to the terms of the license granted to HealthAxis herein, all rights in and title to the Retail Presentation Layer Rights and all modifications, enhancements, upgrades and derivative works pertaining thereto, shall vest in, be and remain the property of Digital, including, without limitation, all copyrights and other intellectual property rights. Likewise, subject to the terms of the license granted to Digital herein, all rights in and title to the Non-Retail Presentation Layer Software and Other Common Modules, and all modifications, enhancements, upgrades and derivative works pertaining thereto, shall vest in, be and remain the property of HealthAxis, including, without limitation, all copyrights and other intellectual property rights. Digital hereby acknowledges and agrees that HealthAxis may license or otherwise grant or assign rights in the Non-Retail Presentation Layer Software and Other

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Common Modules and/or the Non-Licensed Software to third parties and/or incorporate and/or use derivatives of any such software in other products or other software to be developed by HealthAxis for its own products, software or other uses, or in products or software to be developed by HealthAxis for third parties for use in products, software or other uses which may compete with those of Digital, or in products, software or other uses which are distinctly different; provided such products, software or other uses do not replicate in any material way the "look and feel" of the Retail Presentation Layer Rights. Without limiting the generality of the foregoing, Digital acknowledges that HealthAxis may use any of its products, software or other rights (other than its license to rights hereunder to the Retail Presentation Layer Rights, which may be used only for purposes of the Carveouts) and provide services to support any third party which may establish and maintain an Internet insurance agency web site that competes directly with the Digital Internet insurance agency; provided such products, software or other rights do not replicate in any material way the "look and feel" of the Retail Presentation Layer Rights.

         6.3 Excluded Items. Digital understands, acknowledges and agrees that the licenses granted herein pertain to software developed by HealthAxis only, and do not include a license to any third party software or intellectual property which may be necessary or desirable for use in establishing the platform and environment in which the Retail Presentation Layer Rights and the Non-Retail Presentation Layer Software and Other Common Modules are designed to operate. Digital shall be solely responsible for obtaining and maintaining such third party software and intellectual property rights, at its sole cost and expense, except to the extent that HealthAxis has agreed to cooperate with Digital in seeking to assign and transfer certain third-party licenses to Digital as provided in the Asset Purchase Agreement. HealthAxis warrants that the Software Rights will operate with functionalities specified in Exhibit A hereto without the use or need for any other software or intellectual property of third parties (other than the software itemized in Schedule 6 hereto). Digital shall have no rights whatsoever with respect to the Non-Licensed Software. In the event Digital subsequently desires to license any of the HealthAxis Non-Licensed Software, then the parties will negotiate in good faith to determine the terms upon which HealthAxis will agree to license any of same to Digital.

         6.4 Dealings with Carrier Parties. As provided in Section 2.2, HealthAxis agrees to use reasonable, good faith efforts, to seek to have any Carrier Parties who sublicense the Retail Presentation Layer Rights from HealthAxis pursuant to the permitted Carveouts to offer the products they offer on their own site through the Internet insurance agencies operated by Digital and any of its sublicensees utilizing the Retail Presentation Layer Rights. In this regard, HealthAxis's obligation and involvement shall be to use reasonable, good faith efforts to seek to facilitate preliminary discussions between Digital and such Carrier Parties. Digital acknowledges that the ultimate decision by the Carrier Parties to enter into such discussions as well as the ultimate outcome of any such discussions is beyond the control of HealthAxis.

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

                                   ARTICLE VII
                              TERM AND TERMINATION

         7.1 Term. This Agreement shall be effective upon the date first set forth above and shall continue until terminated as provided herein. The term of the license granted to HealthAxis pursuant to Article II herein is perpetual (the "HealthAxis License Term"), and is not subject to revocation or termination under any circumstances. The term of the license granted to Digital pursuant to
Article III herein is perpetual (the "Digital License Term") and is subject to revocation and termination only as provided in Section 7.4 below. The term of the Services to be provided under Article V (the "Services Term") shall continue until terminated pursuant to Section 7.2 below.

         7.2 Termination.

                  (a) This Agreement (including the HealthAxis License Term, the Digital License Term and the Services Term), or any portion hereof, may be terminated upon mutual written agreement between HealthAxis and Digital.

                  (b) The Services Term of this Agreement may be terminated by Digital at any time without cause, subject to the provisions of Sections 7.3 regarding HealthAxis' right to payment and HealthAxis' right to terminate the Digital License Term pursuant to the provisions of Section 7.4 hereof.

                  (c) The Services Term of this Agreement may be terminated by HealthAxis (i) at any time if Digital fails to pay any portion of the License Fee, the Service Fees or other amounts due to HealthAxis under this Agreement on or before the due date therefor, and such failure continues for thirty (30) days following written notice from HealthAxis to Digital of HealthAxis's intent to terminate for non-payment.

                  (d) The Services Term of this Agreement may be terminated by HealthAxis at any time following the initial twelve (12) month period, with or without cause, upon providing at least one (1) year's prior written notice to Digital (which notice may not be given until the expiration of the initial 12-month term hereof).

                  (e) The Services Term of this Agreement may be terminated by Digital by written notice to HealthAxis if HealthAxis shall breach any of its representations, warranties, obligations or agreements hereunder or under the Asset Purchase Agreement and shall fail to cure the same within thirty (30) days after receipt of notice from Digital specifying the breach, or if control or ownership of fifty percent (50%) or more of the equity securities or voting control of HealthAxis shall have been acquired, directly or indirectly, by Channel Point, Inc. (or its affiliates or successors to its business).


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


         7.3 Payment on Termination. If there is a termination of the Services Term under Sections 7.2(b) of 7.2(c) above, before payment of the final installment of the License Fee or before the expiration of the initial twelve
(12) month period, (i) HealthAxis shall be entitled to retain all prior License Fee payments previously made by Digital, it being understood and agreed that upon payment of each payment towards the License Fee, each such payment shall have been deemed fully earned by HealthAxis, (ii) HealthAxis shall be entitled to a prorated portion of the next License Fee payment due based upon the actual date of termination, (iii) HealthAxis shall be entitled to all Service Fees and other amounts due and payable through the date of termination, and (iv) if the date of termination is within the initial twelve (12) month period, Digital shall be obligated to pay HealthAxis the minimum commitment amount of Two Hundred Fifty Thousand ($250,000.00) as provided in Section 5.4(a) for each remaining month from the termination date through the expiration of the initial twelve (12) month period. Notwithstanding clause (ii) above, in the event Digital desires to retain the rights to the perpetual license granted herein in
Article III, then Digital shall be obligated to pay the entire remaining balance of the License Fee, together with interest thereon as specified in Section 4.1(b), on or before the termination date. Notwithstanding the foregoing, in the event Digital invokes the repatriation rights during the initial twelve (12) month period pursuant to Section 5.9, then Digital shall not be obligated to pay any remaining portion of the minimum commitment amount, but instead shall pay for all remaining services utilized during the repatriation and migration pursuant to the rates specified in Part II of Schedule 3. If Digital exercises its right to terminate the Services Term under Section 7.2(e), no further payment shall be due hereunder (except for migration services) and Digital shall retain all rights and remedies available at law and equity (including, without limitation, all rights under Section 5.9 hereof).

         7.4 Termination of License for Non-Payment. In addition to all other rights and remedies available at law or in equity, the Digital License Term may be terminated by HealthAxis only if Digital fails to pay any portion of the License Fee, within thirty (30) days of written notice from HealthAxis to Digital of HealthAxis's intent to terminate and revoke the Digital License Term for non-payment; provided that if Digital objects in writing within such 30-day period to HealthAxis' right to terminate the Digital License Term, then HealthAxis may not terminate the Digital License Term unless and until permitted to do so by final award of the arbitrators pursuant to Section 8.2 hereof.

         7.5 Migration. Upon any termination of Digital's use of the Services, HealthAxis shall cooperate reasonably with Digital in migrating the Software Rights (subject to Section 3.3) and Services and all information, data and files related thereto to a new site and vendor identified by Digital not later than 150 days after the effective date of such termination of Services. If requested by Digital, HealthAxis shall continue to provide Website Services during the transition period. All migration and Website Services shall be charged at the rates provided herein for the Services.

         7.6 Termination Payment. If Digital shall terminate the Services Term of this Agreement pursuant to Section 7.2(e) hereof any time on or after January 1, 2001, then HealthAxis shall, within thirty (30) days after the termination date, reconvey to Digital an amount of "Acquired Common Stock" (as defined in the Asset Purchase Agreement), determined by multiplying the amount of Acquired Common Stock (as appropriately adjusted for stock splits, stock combinations, recapitalizations, reorganizations and the like) times a fraction equal to the number one minus a fraction the numerator of which shall be the number of months of the Services Term completed prior to the termination date and the denominator of which shall be thirty (said number of shares of Acquired Common Stock being referred to as the "Prorated Stock Amount"); provided that HealthAxis shall have the right in lieu of returning the Prorated Stock Amount of paying Digital in cash the "fair market value" of the Prorated Stock Amount as of the termination date. For purposes hereof the "fair market value" of the Prorated Stock Amount shall be calculated as follows:


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


         (i) If the termination date is on or before March 30, 2001, the fair market value shall be $1.00 per share (as adjusted for stock splits, stock combinations, recapitalizations, reorganizations and the like);

         (ii) If the termination date is after March 30, 2001, then the fair market value shall be the value mutually agreed to by the parties or failing agreement, as established by an independent investment banking or appraisal firm selected by mutual agreement of the parties (or selected by the American Arbitration Association if the parties cannot agree on a term), whose fees and expenses shall be split equally by the parties.

The Acquired Common Stock shall bear a legend referring to the foregoing. This
Section 7.6 shall terminate at Midnight on December 31, 2002 except as to rights and liabilities which have accrued hereunder prior to said date and time.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1 Limitations of Liability. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN ARTICLE V AND VI ABOVE OR CONTAINED IN THE ASSET PURCHASE AGREEMENT, HEALTHAXIS GRANTS NO WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH REGARD TO ANY SOFTWARE RIGHTS OR SERVICES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE STATED EXPRESS WARRANTIES ARE IN LIEU OF ALL LIABILITIES OR OBLIGATIONS OF HEALTHAXIS FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE DELIVERY, USE, OR PERFORMANCE OF THE SOFTWARE RIGHTS OR SERVICES. IN NO EVENT SHALL HEALTHAXIS OR DIGITAL BE LIABLE FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS, LOSS OF USE OR DATA, OR INTERRUPTION OF BUSINESS SUFFERED OR INCURRED BY DIGITAL OR ANY OTHER PARTY, WHETHER SUCH DAMAGES ARE LABELED IN TORT, CONTRACT, OR INDEMNITY.


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Software License and Consulting Agreement

         8.2 Dispute Resolution and Arbitration. Any issue or dispute between the parties arising out of or related to this Agreement or its alleged breach that is not resolved between the parties shall be referred to arbitration in accordance with the provisions of this Section. Any such unresolved issue, dispute or claim shall be resolved exclusively by final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Demand for arbitration must be made within one year after the party asserting the claim has given written notice of the claim to the other party. If the claiming party fails to demand arbitration within such one year period, the claim shall be deemed to be waived and shall be barred from either arbitration or litigation. Either party may invoke arbitration of an issue by serving on the other party a written notice of arbitration, which shall specify with reasonable detail (1) the issue in dispute, (2) the claims asserted, and (3) the remedy sought by the party invoking arbitration. Each party shall appoint one arbitrator to arbitrate the subject issue. The arbitrators shall be appointed within fifteen (15) days of the date of the foregoing described notice. If one party fails or refuses to appoint an arbitrator, then the first arbitrator appointed shall appoint a second arbitrator. Within thirty (30) days of the last of those appointments, the two arbitrators shall appoint a third arbitrator. If the two arbitrators fail to select a third arbitrator, the third arbitrator shall be selected by the American Arbitrator Association. If the dispute involves intellectual property rights, the arbitrators shall be selected from panels selected by the American Arbitration Association containing experts in intellectual property. Each party appointing an arbitrator or for whom an arbitrator is appointed shall bear all costs and expenses associated with that arbitrator, and the cost and expenses associated with the third arbitrator shall be shared equally by the parties. If HealthAxis makes demand for arbitration as provided herein, then the arbitration hearing shall be held in the Atlanta, Georgia area, or at another location designated by Digital, unless such claim relates to improper use or disclosure of the software licensed hereunder by Digital, in which event the arbitration hearing shall be held at a location specified by HealthAxis. If Digital makes demand for arbitration, then the arbitration herein shall be held in the Dallas, Texas area or at another location specified by HealthAxis. Within ten (10) days after the conclusion of the arbitration proceeding, the arbitrators shall render a written decision of the arbitration and state the reasons for the award and decision. The arbitrators may award costs, including attorney's fees, to the prevailing party. The decision of the arbitrators is binding on the parties, and after the completion of the arbitration, a party to the arbitration may not institute litigation to reverse the decision of the arbitrators. It may, however, institute litigation in any court of competent jurisdiction to enforce the claim or issue determined by the arbitration proceeding.

         8.3 Successors and Assigns. This Agreement is personal to Digital, and this Agreement may not be assigned to any other person or entity without the prior, express, written consent of HealthAxis. Notwithstanding the above, this Agreement and the rights granted to Digital herein may be transferred to Digital's successors or assigns as part of a share exchange, stock purchase, merger, consolidation or similar transaction, or as part of a sale of all or substantially all of the assets of Digital, or as part of a transaction in which Digital's Internet Insurance Agency business is sold or transferred, provided that the transferee or assignee expressly assumes in writing all of the duties, obligations and liabilities of Digital herein.

         8.4 Survival. Upon any cancellation, termination or recission of this Agreement, it is the intention of the parties that the provisions of this Agreement shall continue to apply to those duties and obligations which are intended to survive any such cancellation, termination or recission, including, without limitation, the provisions regarding protection and use of the software licensed herein.

         8.5 Force Majeure. Each of the parties hereto shall exert diligence in performing its obligations under this Agreement, but neither shall be liable for failure to perform or delay in performing such obligations, if and to the extent and for so long as such failure or delay in performance or breach is due to natural disasters, strikes or labor disputes, natural forces, or other acts of God or causes reasonably beyond the control of such party.


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


         8.6 Miscellaneous. THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA AND THE LAWS OF THE UNITED STATES OF AMERICA SHALL GOVERN THE RIGHTS AND DUTIES OF THE PARTIES HERETO AND THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT. This Agreement and the exhibits, schedules and/or addenda attached hereto supersede all prior agreements and understandings, if any, of the parties hereto relating to the subject matter hereof, including, without limitation, all term sheets and other documentation regarding the Asset Purchase Agreement and related transactions, but shall not supercede the Asset Purchase Agreement. This Agreement may be amended only by an instrument in writing executed by the parties hereto, and supplemented only by documents delivered (or to be delivered) in accordance with the express terms hereof. In case any one or more of the provisions contained in this Agreement shall be held to be invalid, illegal, unenforceable or inapplicable in any respect, such invalidity, illegality, unenforceability or inapplicability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal, unenforceable or inapplicable provisions had never been contained herein. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument and facsimile signatures hereon shall be deemed original signatures.



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Software License and Consulting Agreement

         IN WITNESS WHEREOF, this Agreement has been executed by the parties to be effective as of the 30th day of June, 2000.

         ADDRESSES:                           DIGITAL:
                                              Digital Insurance, Inc.
         5871 Glenridge Drive
         Suite 450
         Atlanta, GA 30328
                                              By: /s/ Thomas O. Usilton
                                                  ------------------------
                                                  Thomas O. Usilton
                                                  President & CEO


                                              HEALTHAXIS:
                                              HealthAxis.com, Inc.
         5215 N. O=Connor Blvd.
         Suite 800
         Irving, Texas  75039
                                              By: /s/ Michael Ashker
                                                  -----------------------
                                                  Michael Ashker
                                                  President & CEO












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Software License and Consulting Agreement